Exhibit 99.1

Contact:	Janie Maddox
Post Properties, Inc.
(404) 846-5056
Post Properties Sells Post Village® in Atlanta for $132.5 Million
ATLANTA, August 8, 2005 – Post Properties, Inc. (NYSE: PPS) announced today the closing of the sale of the properties collectively operated as Post Village®, an apartment community located in Atlanta, GA. The gross sales price for the community was approximately $132.5 million, including the assumption by the buyer of approximately $47.5 million of tax-exempt secured debt.
The buyer was RREEF America, L.L.C. The sale closed today, with CB Richard Ellis, Inc. as the broker.
The five properties operated as Post Village®, including The Arbors of Post Village®, The Hills of Post Village®, The Gardens of Post Village®, The Fountains of Post Village®, and The Meadows of Post Village®, are collectively a 1,738-unit garden apartment community located on Cobb Parkway in suburban Smyrna, GA. The community was completed between 1983 and 1988.
Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (REIT), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.
Post Properties owns 21,795 apartment homes in 58 communities, including 545 apartment units in two communities held in unconsolidated entities and 205 apartment units in one community currently under development. The Company is also developing 145 for-sale condominium homes and is converting 382 apartment units in three communities (including 121 units in one community held in an unconsolidated entity) into for-sale condominium homes through a taxable REIT subsidiary.